EXHIBIT 99.1

ENTERPRISE FINANCIAL SERVICES CORP ANNOUNCES COMPLETION OF MERGER WITH SEACOAST COMMERCE BANC HOLDINGS

November 12, 2020, ST. LOUIS, MO. — Enterprise Financial Services Corp (Nasdaq: EFSC) (“Enterprise”), the holding company of Enterprise Bank & Trust (“EB&T”), announced today the completion of its merger with Seacoast Commerce Banc Holdings (“Seacoast”), effective November 12, 2020, and the merger of EB&T with Seacoast’s wholly owned subsidiary, Seacoast Commerce Bank (“Seacoast Bank”). The merger adds approximately $1.3 billion in assets, $1.2 billion in loans and $1.0 billion in deposits to Enterprise. Following the merger, Enterprise will have approximately $9.7 billion in total assets.

“We are thrilled with the completion of the merger of our two organizations,” said Jim Lally, President and Chief Executive Officer of Enterprise. “The addition of one of the top SBA lenders in the nation complements our commercial and specialty lending verticals, while enhancing our funding profile with Seacoast’s deposit expertise in the property management, homeowners’ associations, and escrow services. We believe the acquisition of Seacoast will help us meet the needs of our customers while delivering continued shareholder value.”

The merger further enhances the geographic diversity of Enterprise’s footprint with Seacoast’s five full-service banking branches in California and Nevada. These locations will continue to operate under Seacoast’s existing systems until EB&T completes its systems integration, which is expected to be finalized in early-2021. Seacoast Bank customers then will have access to a broader suite of products and services, including a wide range of commercial and retail banking products.

Pursuant to the terms of the Agreement and Plan of Merger, dated August 20, 2020, by and among Enterprise, EB&T, Seacoast and Seacoast Bank, at the effective time of closing, each holder of Seacoast common stock received 0.5061 shares of Enterprise common stock for each Seacoast common share held and cash in lieu of fractional shares. The value of the total deal consideration was approximately $169 million.

In connection with the completion of the merger, one Seacoast director, Richard Sanborn, has joined Enterprise’s board of directors.

Advisers to the Transaction

Boenning & Scattergood, Inc. served as financial advisor to Enterprise, and Holland & Knight LLP served as legal counsel to Enterprise. Keefe, Bruyette & Woods, A Stifel Company served as financial advisor to Seacoast, and Sheppard, Mullin, Richter & Hampton LLP served as legal counsel to Seacoast.

About Enterprise Financial Services Corp:

Enterprise Financial Services Corp (Nasdaq: EFSC), with approximately $9.7 billion in assets, is a financial holding company headquartered in Clayton, Missouri. Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of Enterprise, operates 39 branch offices in Arizona, California, Kansas, Missouri, Nevada and New Mexico, and SBA loan and deposit production offices in Arizona, California, Colorado, Illinois, Indiana, Massachusetts, Michigan, Nevada, Ohio, Oregon, Texas, Utah and

Washington. Enterprise Bank & Trust offers a range of business and personal banking services and wealth management services. Enterprise Trust, a division of Enterprise Bank & Trust, provides financial planning, estate planning, investment management and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Additional information is available at www.enterprisebank.com.

Enterprise Financial Services Corp’s common stock is traded on the Nasdaq Stock Market under the symbol “EFSC.” Please visit our website at www.enterprisebank.com to see our regularly posted material information.

Forward-Looking Statements

Certain statements contained in this press release may be considered forward-looking statements regarding Enterprise, including its wholly-owned subsidiary EB&T, and Enterprise’s acquisition of Seacoast and Seacoast Bank. These forward-looking statements may include: statements regarding the acquisition, statements regarding Enterprise’s plans, expectations and projections of future financial and operating results, as well as objectives, expectations or consequences of announced transactions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “pro forma” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Enterprise anticipated in its forward-looking statements and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to: the possibility that expected benefits of the acquisition may not materialize in the timeframe expected or at all, or may be more costly to achieve; the outcome of any legal proceedings against Enterprise; that, after the completion of the acquisition, Enterprise’s businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; reputational risks and the reaction of the companies’ employees or customers to the transaction; diversion of management time on acquisition-related issues; that the COVID-19 pandemic, including uncertainty and volatility in financial, commodities and other markets, and disruptions to banking and other financial activity, could harm Enterprise’s business, financial position and results of operations, and could adversely affect the anticipated benefits of the acquisition; and those factors and risks referenced from time to time in Enterprise’s filings with the Securities and Exchange Commission (the “SEC”), including in Enterprise’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020, and its other filings with the SEC. For any forward-looking statements made in this press release or in any documents, Enterprise claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Except to the extent required by applicable law or regulation, Enterprise disclaims any obligation to revise or publicly release any revision or update to any of the forward-looking statements included herein to reflect events or circumstances that occur after the date on which such statements were made.

For more information please contact:

Investor inquiries:
Keene Turner, Executive Vice President and Chief Financial Officer
(314) 512-7233

Media inquiries:
Karen Loiterstein, Senior Vice President, Marketing
(314) 512-7141

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